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                                                           Exh 10.28


                              Dated 11th June 1999


                                (1)    WEB INTERNATIONAL
                                       NETWORKS LIMITED


                                (2)    MARTIN RUSHE

                            --------------------------------

                                    SERVICE AGREEMENT

                            --------------------------------


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THIS AGREEMENT is made the 11th  day of June  1999


BETWEEN:

(1) Web International Networks Limited (the "COMPANY") (registered number 3254557) whose registered office is at 20 Blackfriars Lane, London EC4V 6HD

(2)      Martin Rushe (the "EXECUTIVE") of 115b Chesterton Road, London, W10 6ET


NOW IT IS HEREBY AGREED as follows:


1.       DEFINITION

         In this Agreement:

         "ASSOCIATED COMPANY": in relation to the Company, any Holding Company or Subsidiary of the Company and any other subsidiary of any such holding company. Holding Company and Subsidiary shall have the meanings set out in section 736 Companies Act 1985 (as amended);

         "COMPLETEL": means CompleTel UK Limited (registered number 3578293) whose registered office is at 4th Floor, Mellier House, 26a Albemarle Street, London WIX 3FA;

         the"COMPLETEL GROUP": shall mean the Company, CompleTel and any other Associated Company.



2.       APPOINTMENT AND DUTIES

2.1. The Company will employ the Executive to head up its Web business with a title to be agreed. The Executive's employment under this Agreement will commence on the date of this Agreement and the Executive's period of continuous employment commenced on 1st April 1999. The Executive's employment will be for a fixed term ending on 30th April 2000 and continuing thereafter until his employment is terminated by either party giving not less than three months prior written notice to the other subject to earlier termination as provided for below.

2.2. The Executive shall carry out all duties falling within the scope of his job title together with such other duties as may reasonably be assigned to him relating to the Company and shall hold such offices in the Company for such period as the Company may direct. The


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         Executive's authority shall be limited as set out in the Schedule. On a day to day basis, the Executive will report to the President of CompleTel.

3.       COMMITMENT OF EXECUTIVE

         The Executive shall carry out his duties during normal business hours (which are 9.00am to 5.30pm on weekdays) and at such other times are reasonably necessary for their proper performance.

4.       PLACE OF WORK

         The Executive will initially be based at the premises of the Company at Pall Mall Deposits, 124 Barlby Road, London, W10 6BL, but the Executive shall if required to do so work in such other place or places (whether on a temporary or permanent basis) in the United Kingdom as the Company may require.

5.       REMUNERATION

5.1. The Executive shall receive a basic salary accruing from day to day at the rate of (pound)65,000 per annum to be paid by equal monthly instalments on or about the last day of each calendar month by credit transfer. The Executive's basic salary shall be reviewed (but without commitment to increase) in January of each year.

5.2. The Company shall pay to the Executive a maximum bonus of (pound)12,187 (twelve thousand, one hundred and eighty seven pounds), being 25% of his basic salary for the period from 1 July 1999 to 31 March 2000, based on the performance of the Company as follows:

         (i) not later than 30 October 1999 the sum of (pound)4,062 (four thousand and sixty two pounds) if the Company achieves Revenue of not less than (pound)301,600 in relation to the six months from 1 April 1999 to 30 September 1999 ("the First Revenue Target"), reduced to 50% of such sum if the Company achieves not less than 95% but not as much as 100% of the first Revenue Target and reduced to 20% of such sum if the Company achieves not less than 90% but not as much as 95% of the First Revenue Target;

         (ii) not later than 31st January 2000 the sum of (pound)4,062 (four thousand and sixty two pounds) if the Company achieves Revenue of not less than (pound)328,517 in relation to the three months from 1st October to 31st December 1999 ("the Second Revenue Target"), reduced to 50% of such sum if the Company achieves not less than 95% but not as much as 100% of the Second Revenue Target and reduced to 20% of such sum if the Company achieves not less than 90% but not as much as 95% of the Second Revenue Target;

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         (iii)    not later than 30 April 2000 the sum of (pound)4,063 (four thousand and sixty three pounds) if the Company achieves Revenue of not less than (pound)385,800 in relation to the three months from 1st January to 31st March 2000 ("the Third Revenue Target"), reduced to 50% of such sum if the Company achieves not less than 95% but not as much as 100% of the Third Revenue Target and reduced to 20% of such sum if the Company achieves not less than 90% but not as much as 95% of the Third Revenue Target;

         (iv)     even if any one or more of the Revenue Targets referred to in
                  (i) to (iii) above are not achieved but the aggregate Revenue of the Company in the period from 1st April 1999 to 31st March 2000 is equal to or exceeds (pound)1,015,917 then CompleTel shall pay to Martin Rushe on 30th April 2000 the sum of (pound) 12,187 less the aggregate of all amounts already paid pursuant to (i) to (iii) of this clause.

         For the purposes of this clause, "Revenue" shall mean: the aggregate invoiced revenues of the Company for the relevant period (a "Bonus Period") less any VAT or other sales taxes as shown in the management accounts of the Company for the relevant months, prepared on a basis consistent with the management accounts of the Company in the six months immediately prior to the date of this Agreement. For the avoidance of doubt, no bonus shall be paid in relation to any Bonus Period if the Revenue in that Bonus Period is less than 90% of the relevant Revenue Target.

5.3. In the event of any dispute as to whether or not any Revenue Target has been achieved in any Bonus Period, the matter shall be determined by the Company's auditors who in making their decision shall act as experts and not as arbitrators and their decision shall be binding on the parties to this Agreement. For the avoidance of doubt the above bonus payments have been expressed as gross amounts and shall be subject to deduction of income tax and national insurance in the normal way.

5.4. No bonus shall be due to the Executive pursuant to clause 5.2 if the employment of the Executive has terminated or notice to terminate has been given prior to the date on which payment of the bonus is due in relation to any Bonus Period, save that this clause shall not apply in the event that the Executive's employment is wrongfully terminated by the Company.

5.5. After the period ending 31st March 2000, the Company may pay to the Executive a sum in addition to his salary, of up to 25% of his basic salary (the "ANNUAL BONUS")based on the achievement of agreed targets in each financial year of the Company or part financial year which sum shall be payable within 30 days after the end of the relevant financial year of the Company. Any entitlement to Annual Bonus shall be conditional upon the Executive's remaining employed (and not being under notice whether given by the Company or the Executive) on the due date for payment.

5.6. The Company shall in addition to the sums stated above pay to Executive (pound)650 per month (subject to deduction of tax and national insurance) in lieu of making available to him a company car.

5.7. The Executive hereby agrees to indemnify the Company in respect of any amount of income tax, including income tax to which the Pay As You Earn system applies, and employee's national insurance contributions ("the PAYE LIABILITY") (including any

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         associated interest and penalties) arising in relation to this
         Agreement, or in relation to the Sale and Purchase Agreement relating to Web International Networks Limited between the Company and the Executive dated the same day as this Agreement, or in relation to any other agreement entered into between the parties.

5.8. To the extent that any PAYE Liability has not been deducted from the Executive's salary, in the month when it is payable, the Executive hereby authorises the Company to make deductions from subsequent salary payments and to apply the amounts so deducted in reimbursing the Company for such liability.

6.       EXPENSES AND MOBILE PHONE

6.1. The Company shall reimburse the Executive the amount of all reasonable expenses properly incurred by him in the performance of his duties, subject to compliance with the appropriate procedures and to his production, if required, of supporting documents satisfactory to the Company.

6.2. The Company will provide the Executive with a mobile phone in accordance with the Company's policy from time to time.



7.       PENSION AND OTHER BENEFITS

7.1. The Executive is eligible to join the CompleTel's contributory pension scheme (the "Pension Scheme"). Under the Pension Scheme, the Executive contributes 5% of his basic salary and CompleTel contributes 12% of his basic salary. The current terms and conditions of the Pension Scheme, which is not contracted out of the State Earnings Related Pension Scheme, are available from CompleTel.

7.2. If the Executive joins the Pension Scheme, his membership will be subject to the terms and conditions governing the Pension Scheme from time to time. CompleTel reserves the right to discontinue or amend the Pension Scheme at any time in accordance with its rules.

7.3. Within 30 days of the date of this Agreement, the Company shall procure that CompleTel LLC shall grant rights to Martin Rushe to 100 equity units in CompleTel LLC comprising a combination of approximately two third in common units and one third in incentive units and otherwise on substantially the same terms of other employees of the CompleTel Group.

8.       MEDICAL AND INSURANCE BENEFITS

         During his employment the Company shall provide the Executive with the following insurance benefits in accordance with the terms of the relevant policy or plan taken out by the Company from time to time:

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         (a)      private medical expenses insurance for himself and for his partner at the Company's expense; and

         (b) permanent health insurance for the Executive if the Executive joins the Pension Scheme;

         (c) life assurance at four times annual base salary, if the Executive joins the Pension Scheme and two times annual base salary not if.

         From time to time the Company may, at its sole discretion, change the terms or the providers of the above policies and plans.

9.       HOLIDAYS

9.1. In addition to normal public holidays the Executive is entitled to 25 working days paid holiday during each calendar year (save for the first year following the date of this Agreement when the entitlement shall be 20 working days paid holiday) to be taken by the Executive at such times as may be mutually convenient to the Executive and the Company. Holiday shall accrue pro-rata throughout the calendar year but any holiday entitlement remaining at the end of each calendar year shall lapse.

9.2. On the termination of his employment the Executive will be entitled to pay in lieu of any unused holiday entitlement and the Executive shall repay to the Company pay received for holiday taken in excess of his holiday entitlement, both calculated on the basis of 1/261 basic annual salary for each day's holiday entitlement.

9.3. The Company may at any time require the Executive to take paid leave on full salary and benefits during which time the Executive will not be allowed access to any premises of the Company. Any entitlement to a bonus under the bonus scheme referred to in Clause 5.2 and 5.5 may, at the Company's discretion, be reduced pro-rata by reference to the period of paid leave required to be undertaken by the Executive.

10.      SICKNESS 0R INJURY



10.1. While absent from work on account of his ill health or injury the Executive shall receive his basic salary and other benefits for an aggregate absence of up to 90 working days in any calendar year, subject to his producing appropriate doctor's certificates in respect of any illness lasting more than 7 consecutive calendar days. Further payments may be made at the discretion of the Company which may reduce or discontinue these payments at any time. These payments will include Statutory Sick Pay. Qualifying days for the purposes of Statutory Sick Pay are Monday to Friday inclusive.

10.2. Where the Executive's absence exceeds 30 working days in any calendar year any entitlement to a bonus under the bonus scheme in Clause 5.2 and 5.5 may, at the Company's discretion, be reduced pro-rata to the total period of absence.

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10.3.    The Company reserves the right to require the Executive to undergo a medical examination at the Company's expense by a doctor nominated by the Company at any time. The Executive authorises the doctor to disclose the results of such examination to the Company provided such disclosure is limited to matters which could in the doctor's opinion affect the performance of the Executive's duties.

11.      CONFIDENTIAL INFORMATION

         During his employment with the Company and after its termination (however it occurs) the Executive shall not (other than in the proper course of his employment with the Company) use or disclose any confidential information of the Company or any other company in the CompleTel Group or any third party which the Executive may acquire through his employment.

12.      INTELLECTUAL PROPERTY

12.1. The Executive acknowledges that all intellectual property rights subsisting in or attaching to anything conceived or created by him at any time in the course of his employment with the Company whether before or after the date hereof shall belong to and vest in the Company absolutely to the fullest extent permitted by law without payment to the Executive.

12.2. The Executive warrants that he has made no invention which would be relevant to the business of the Company and undertakes to notify the Company promptly of any invention made by him in the course of his employment.

12.3. The Executive undertakes, at the request and expense of the Company, to execute all documents and give all assistance as in the opinion of the Company may be necessary or desirable to protect any intellectual property rights referred to above and vest them in the Company absolutely.

12.4. The Executive hereby irrevocably appoints the Company (or its nominee) to be his Attorney in his name and on his behalf to execute all documents and do all things necessary and generally to use his name for the purpose of giving to the Company (or its nominee) the full benefit of the provisions of this Clause and in favour of any third party a certificate an writing signed by an employee or the secretary of the Company that any instrument or act falls within the authority hereby conferred shall be conclusive evidence that such is the case,

13.      TERMINATION

13.1. The Company may by notice to the Executive terminate this Agreement with immediate effect if the Executive:

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         (a)      is guilty of any gross misconduct or commits any serious or persistent breach of his obligations to the Company; or

         (b) is guilty of any conduct which in the reasonable opinion of the Company brings him, the Company into disrepute; or

         (c) is convicted of any criminal offence punishable with 6 months or more imprisonment; or

         (d) has a bankruptcy petition presented against him or makes any arrangement (including a voluntary arrangement) or composition with his creditors generally; or

         (e) is of unsound mind or a patient for the purpose of any statute relating to mental health; or

         (f) is prohibited from holding any office which he holds in the Company or resigns from any such office without the Company's consent; or


13.2. To investigate a complaint of misconduct against the Executive the Company may suspend him on full pay and benefits for as long as necessary to carry out a full investigation.

13.3. If the Executive is unable to perform his duties by reason of injury or ill health for periods aggregating at least 90 days in any period of 12 consecutive calendar months the Company may terminate this Agreement by giving the appropriate period of statutory minimum notice.

14.      OBLIGATIONS ON TERMINATION

14.1. On the termination of the Executive's employment, and/or if the Company invokes Clause 9.3 the Executive shall immediately return to the Company all client lists, client files, plans, statistics, documents, records, papers or property of whatsoever nature (including keys, books, materials, computer hardware or software and credit cards) in his possession or control which relate in any way to the business or affairs of the Company and any other company in the CompleTel Group or any of their clients or suppliers and no copies, notes or abridgements of any of the above shall be retained by him.

14.2.    After the termination of his employment, and/or if the Company invokes
         9.3 the Executive shall upon the request of the Company resign without claim for compensation from all offices held by him in the Company and any other company in the CompleTel Group and should he fail to do so the Company is hereby irrevocably authorised to appoint some person in his name and on his behalf to sign and execute all documents or things necessary to give effect to the resignation(s).

14.3. The Executive shall reimburse the Company full costs of any training courses and examinations taken by the Executive during the 12 months immediately prior to

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         termination. A record will be kept by the Company of all such costs.
         The Company reserves the right to deduct such costs from the Executive's salary and any other sums due to the Executive on or around the termination of employment.

15.      PREVENTION OF UNFAIR COMPETITION

15.1. The Executive shall not during his employment be employed, engaged, concerned or interested (whether directly or indirectly and in whatever capacity) in any business activity except with the prior consent in writing of the Company.

15.2.    After the termination of the Executive's employment, however it occurs:

         (a) for the period of one year next after such termination he shall not (directly or indirectly) on his own behalf or in any capacity on behalf of any other person, firm, company or association canvass or solicit or do business of any kind transacted by the Company with which he was concerned during his employment from or with any person, firm, company or association who or which was, at any time during the period of two years immediately preceding such termination, a client of the Company or any other member of the CompleTel Group and with whom the Executive personally dealt in the course of his employment; and

         (b) for the period of one year next after such termination the Executive shall not (directly or indirectly) on his own behalf or in any capacity on behalf of any other person, firm, company or association in connection with any business of a kind transacted by the Company offer to or actually employ or engage or enter into partnership with any person who was employed by the Company or any other member of the CompleTel Group within the period of tyro years prior to such termination and with whom he had personal contact unless such offer or employment or engagement takes place three months or more after that person has ceased to work for the Company; and

         (c) For the period of one year ( if the termination is by Martin Rushe) or six months (if the termination is by the Company) next after such termination the Executive shall not (directly or indirectly) on his own behalf or in any capacity on behalf of any other person, firm, company or association in connection with any business of a kind transacted by the Company or any other company in the CompleTel Group with which the Executive had regular involvement in the year preceding such termination carry out any work or be engaged in any business in competition with the Company or such company in the CompleTel Group.

15.3. The Executive may notwithstanding the other provisions of this clause hold securities which are quoted on a recognised investment exchange for investment purposes only provided his shareholding does not exceed 1% of any company's issued share capital or having an interest in securities in a private limited company provided that such company's business is not competitive with that of the Company or any other

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         company in the CompleTel Group and further provided that such investment does not result in the Executive failing to fulfil his duties under this Agreement.

15.4.    Each of the above restrictions are entirely separate and severable.

16.      GRATUITIES

         The Executive shall not directly or indirectly accept any commission, rebate, discount or gratuity in cash or in kind from any person who had or is having a business relationship with any company in the CompleTel Group.

17.      FOREIGN CORRUPT PRACTICES ACT

         The Executive acknowledges that he has been provided with and has read the Company's written policy with respect to compliance with the US Foreign Corrupt Practices Act ("FCPA") and understands the provisions of the FCPA and the Company's policy, and that he will comply in all respects and will not make, or offer to make, or direct others to offer or make payments or give anything of value, directly or indirectly, to an official of the British or any foreign government or political party for the purpose of influencing a decision to secure or maintain business for any person. Furthermore, the Executive confirms that should be learn of or have reason to know of any such payment, offer, or agreement to make a payment to a government official, political party, or political party official or candidate for the purpose of maintaining or securing business for the Company or any company in the CompleTel Coup, he will immediately advise the Board of his knowledge or suspicion.

18.      NOTICES

         Any notice given under this Agreement shall be deemed to have been duly given if given personally by the Company to the Executive or if sent by either party by registered post addressed to the other parry (in the case of the Company its registered office for the time being and in the case of the Executive his last known address) and such notice shall be deemed to have been given on the third day following that on which it was posted.

19.      GRIEVANCE PROCEDURE

         The Executive should refer any grievance relating to his employment (other than one relating to a disciplinary decision) to the president of CompleTel and if the grievance is not resolved by discussion between them it will be referred to the Chairman of the Board for resolution.

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20.      GENERAL

20.1. This Agreement contains all the terms of and relating to the employment of the Executive and replaces all previous contracts of employment express or implied between the Company or any other company in the CompleTel Group and the Executive, all which shall be deemed to have been terminated by mutual consent as from the date on which the Employment commenced.

20.2. The Executive warrants that by entering into this Agreement he will not be in breach of any agreements with or obligations owed to any third party.

20.3. The Executive hereby irrevocably appoints the Company to be his attorney and in his name and on his behalf and as his act and deed to sign, execute and do all acts, things and documents which he is obliged to execute and do under the provisions of this Agreement.

20.4. This Agreement shall be governed by and construed in accordance with the laws of England and Wales. The parties agree to submit to the non-exclusive jurisdiction of the English Courts.

IN WITNESS whereof the Company has signed this Agreement under the hand of an authorised official and the Executive has executed this Agreement as a Deed

Dated: 11th June 1999

SIGNED by                                            )
duly authorised for and on behalf of                 )
WEB INTERNATIONAL                                    )
NETWORKS LIMITED                                     )




EXECUTED as a DEED by                                )
MARTIN RUSHE in the                                  )
presence of                                          )



Name:
Address:

Occupation:

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                                  THE SCHEDULE
                  LIST OF ACTIONS REQUIRING THE PRIOR APPROVAL

The Executive shall not, and shall not cause or permit the Company or any Subsidiary to, do or undertake, or agree or commit to do or undertake, any of the following actions, directly or indirectly, without the prior written consent of either the Board, the President of CompleTel (currently Ian Sexton), or where the matter is outside the authority of the President of CompleTel, the President of European Operations CompleTel LLC (currently William Pearson), save to the extent that any of the following matters are provided for in the Approved Budget (as defined below) which shall be deemed constitute approval for these purposes:

a. incur any obligation or undertake any activity or expenditure outside the Approved Budget, except for non-material transactions, i.e. any transaction or series of transactions involving an aggregate annual obligation or expenditure of less than (pound)15,000;

b. amend, waive or otherwise modify the Approved Budget or the Approved Business Plan (as defined below);

c. enter into any agreement, arrangement or obligation that cannot be terminated on twelve months' notice or less;

d. enter into, modify or terminate any contract or agreement with any customer of the Company or any of its Subsidiaries that accounts for, or can reasonably be expected to account for, more than (pound)50,000 of the Company's annual revenues;

e. enter into any agreements concerning the provision of transmission lines, transmission capacity and/or switching capacity, whether the Company or any of its Subsidiaries is the providing or receiving party;

f. enter into any agreement relating to material permits, approvals or licenses issued to or by the Company or any of its Subsidiaries, including, without limitation, telecommunications licenses;

g. enter into the ownership, active management or operation of any business other than the provision of wireline telecommunications services in markets in the United Kingdom expressly specified in the Approved Business Plan;

h. make any loans or advances to, guarantees for the benefit of or Investments in, any person, except for (i) reasonable advances to employees or customers in the ordinary course of business, (ii) acquisitions permitted under clause (i) below, and (iii) Investments having a stated maturity of no greater than one year;

i. acquire any interest in any company or business (whether by a purchase of assets, purchase of stock, merger or otherwise), or enter into any joint venture;

j.       merge or consolidate with any Person;

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k.       sell, lease or otherwise dispose of any assets, where such assets
         (together with all other assets disposed of by the Company and its Subsidiaries in such transaction or a series of related transactions) represent more than 10% of the consolidated assets of the Company and its Subsidiaries (computed on the basis of book value, determined in accordance with GAAP, or fair market value, determined by the Board), or sell or permanently dispose of any material Intellectual Property Rights;

l. liquidate, dissolve or effect a recapitalization or reorganisation in any form of transaction;

m.       establish or acquire any Subsidiaries:

n. create, incur, assume or suffer to exist Indebtedness on a consolidated basis in an aggregate outstanding principal amount in excess of (pound)25,000 at any time;

o.       create, incur, assume or suffer to exist any Liens other than Permitted
         Liens;

p. make any capital expenditure (including, without limitation, payments with respect to capitalized leases, as determined in accordance with GAAP under which the amount of an aggregate lease payments for all such agreements exceeds (pound)25,000) in the aggregate on a consolidated basis during any 12-month period;

q. enter into any leases or other rental agreements (excluding capitalized leases, as determined in accordance with GAAP) under which the amount of the aggregate lease payments for all such agreements exceeds (pound)25,000 on a consolidated basis for any 12-month period;

r. change the Company's or any Subsidiary's fiscal year or change any of the accounting principles or practices utilised by the Company or its Subsidiaries, or select, retain, or amend, terminate or modify any retention arrangement with any accounting firm engaged to audit the Company's or its Subsidiaries' financial statements;

s. appoint or terminate, or enter into, modify or terminate any employment or compensation agreement with, any employee with an aggregate annual compensation in excess of (pound)25,000;

t.       grant or modify any pension, insurance or other employee benefits plan;

u. adopt any option plan or employee securities ownership plan or issue any equity securities (including any options, warrants, or other rights to acquire equity securities) to any employee;

v. enter into, amend, modify or supplement any agreement, transaction, benefit plan, commitment or arrangement with any of the Company's or any Subsidiary's executive officers, directors or Affiliates or with any individual related by blood, marriage, or adoption to any such individual or with any entity in which any Person or individual owns at least a 2% beneficial interest, except for customary and reasonable employment arrangements;

w. initiate litigation estimated to cost more than (pound)5,000 or enter into any settlement of litigation or claim costing more than (pound)5,000;

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x.       directly or indirectly redeem, purchase or otherwise acquire any of the
         Company's or any Subsidiary's capital stock or other equity securities;

y. authorise, issue or enter into any agreement providing for the issuance (contingent or otherwise) of (i) any notes or debt securities containing equity features (including without limitation any notes or debt securities convertible or exercisable or exchangeable for capital stock or other equity securities, issued in connection with the issuance of capital stock or other equity securities or containing profit participation features) or (ii) any capital stock or other equity securities (or any securities convertible into or exercisable or exchangeable for any capital stock or other equity securities);

z. issue or sell any shares of the capital stock or other equity securities (including, without limitation, any warrants, options and other rights to acquire such capital stock or other equity securities) of any Subsidiary to any Person; or

For purposes of this Schedule, the following definitions shall apply:

(i) "AFFILIATE" of any particular Person means (A) any other Person controlling, controlled, by or under common control with such particular Person, where "control" means the possession, directly or indirectly, of the power to direct to management and policies of a Person whether through the ownership of voting securities, by contact or otherwise, and (B) if such Person (other than the Company) is a partnership, any partner thereof.

(ii) "APPROVED BUDGET" means the annual budget prepared on a monthly basis prior to the beginning of each fiscal year for the Company and its Subsidiaries for such fiscal year and approved by the Board and the board of CompleTel [LLC].

(iii) "APPROVED BUSINESS PLAN" means the detailed business plan for the Company and its Subsidiaries, as approved by the Board and the board of CompleTel [LLC] as revised from time to time.

(iv) "GAAP" means generally accepted accounting principles in the United Kingdom consistently applied.

(v) "INDEBTEDNESS" means at a particular time, without duplication, (A) any indebtedness for borrowed money or indebtedness issued in substitution for or exchange of indebtedness for borrowed money, (B) any indebtedness evidenced by any note, bond, debenture or other debt security, (C) any indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current liabilities incurred in the ordinary course of business which are not more than six months past due), (D) any commitment by which a Person assures a creditor against loss (including, without limitation, contingent reimbursement obligations with respect to letters of credit), (E) any indebtedness guaranteed in any manner by a person (including, without limitation, guarantees in the form of an agreement to repurchase or reimburse), (F) any indebtedness under capitalised leases with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with

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         respect to which obligations a Person assures a creditor against loss, and (G) any indebtedness secured by a Lien on a Person's assets.

(vi) "INTELLECTUAL PROPERTY RIGHTS" means all (A) patents, patent applications, patent disclosures and inventions, (B) trademarks, service marks, trade dress, trade names, logos amid corporate names and registrations and applications for registration thereof together with all of the goodwill associated therewith, (C) copyrights (registered or unregistered) and copyrightable works and registrations and applications for registration thereof (D) mask works and registrations and application; for registration thereof, (E) computer software, data, data bases and documentation thereof, (F) trade secrets and other confidential information (including, without limitation, ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques. research and development information, drawings, specifications, designs, plans, proposals. technical data, copyrightable works, financial and marketing plum and customer and supplier lists and information), (G) other intellectual property rights and (H) copies and tangible embodiments thereof (in whatever form or medium).

(vii) "INVESTMENT" as applied to an, Person means (A) any direct or indirect purchase or other acquisition by such Person of any notes, obligations, instruments, stock, securities or ownership interest (including partnership interests and joint venture interests) of any other Person and (B) any capital contribution by such Person to any other Person.

(viii) "LIEN" means any mortgage, pledge, security interest, encumbrance, hen or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof), any sale of receivables with recourse against the Company, any of its Subsidiaries or any Affiliate, any filing or agreement to file a financing statement as debtor under the relevant law other than to reflect ownership by a third party of property leased to the Company or any of its Subsidiaries under a lease which is not in the nature of a conditional sale or tide retention agreement, or any subordination arrangement in favour of another Person (other than any subordination arising in the ordinary course of business).

(ix)     "PERMITTED LIEN" means;

         (A) tax liens with respect to taxes not yet due and payable or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP;

         (B) deposits or pledges made in connection with, or to secure payment of, utilities or similar services, employee compensation, unemployment insurance, pensions or other social obligations;

         (C) purchase money by way of security interest in any property acquired by the Company or any Subsidiary to the extent permitted under this Schedule ;

         (D) interests or title of a lessor under any lease permitted under this Schedule ;

         (E) mechanics', materialmen's or contractors' liens or encumbrances or any similar lien or restriction for amounts not yet due and payable;

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         (F)     easements, rights-of-way, restrictions and other similar
                 charges and encumbrances not interfering with the ordinary conduct of the business of the Company and its Subsidiaries or detracting from the value of the assets of the Company and its Subsidiaries; and

         (G) security interests in the assets of the Company and its Subsidiaries granted to the Company's and its Subsidiaries' lenders to secure Indebtedness permitted under this Schedule.

(x) "PERSON" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organisation and a governmental entity or any department, agency or political subdivision thereof.

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